Exhibit 99.1

Cubic Reports First Quarter Fiscal  2018 Results;

Achieves Record Backlog of $3.64 Billion

•	Record total backlog of $3.64 billion
•	Sales increased 2% to $340.7 million
•	Adjusted EBITDA(1) of $17.0 million versus $20.1 million prior year, primarily driven by an increase in research and development expense of $3.0 million
•	Operating loss of $7.0 million versus $4.1 million prior year
•	Net loss of $9.8 million or $0.36 per share; includes costs of strategic and IT system resource planning of $8.1 million and acquisition-related costs of $1.4 million
•	Key opportunities won in Q1:
o

Transportation: New York Metropolitan Transportation Authority (MTA) New Fare Payment System  ($554 million), Massachusetts Bay Transportation Authority (MBTA) next-generation fare payment system ($575 million)

o	Mission Solutions: Air Force Datalink Enterprise ID/IQ ($497 million ceiling)
o

Defense Training: Joint Readiness Training Center re-compete ($325 million), OASIS-EUCOM Training & Exercises re-compete ($42 million), Training Support Systems Enterprise Mission Support Services II ID/IQ ($150 million ceiling)

•	Confirms full year fiscal 2018 sales and adjusted EBITDA guidance

SAN DIEGO — February 6, 2018 - Cubic Corporation (NYSE: CUB) today announced its financial results for the first fiscal quarter ended December 31, 2017

“We are pleased by the strong momentum in our business. The New York MTA and Boston MBTA wins, coupled with T2C2 full rate production, solidifies our path to Goal 2020,” said Bradley H. Feldmann, president and chief executive officer. “I am very proud of our team’s accomplishments as they drive value for our customers, shareholders and employees.”

Financial Results Comparison

	Three Months Ended
	December 31,
	2017	2016
	(in millions, except per share data)
Sales	$340.7	$334.7
Operating income (loss)	(7.0)	(4.1)
Adjusted EBITDA (1)	17.0	20.1
Net income (loss)	(9.8)	(2.9)
Earnings (loss) per share	(0.36)	(0.11)

Acquisition-related costs (excluding amortization) (2)	$1.4	$0.8
Strategic and IT system resource planning expenses (2)	8.1	8.7
Depreciation and amortization expense	13.1	13.5
Research and development expense	12.0	9.0
Income tax provision (benefit)	0.5	(5.1)

(1)	Adjusted EBITDA is a non-GAAP financial measure - see the section titled “Use of Non-GAAP Financial Information” for additional information regarding this non-GAAP financial measure.
(2)	See the section below titled “Use of Non-GAAP Financial Information” for a description of these items.

Sales increased 2% to $340.7 million in the first quarter. Growth in Transportation and Defense Services were primarily offset by lower sales in Defense Systems. Foreign currency translation had a favorable impact of $4.8 million.

Operating loss was $7.0 million compared to $4.1 million in the first quarter of last year, driven by an increase in research and development expense of $3.0 million. Foreign currency translation had a favorable impact of $0.5 million.

Non-GAAP adjusted EBITDA was $17.0 million compared to $20.1 million in the first quarter of last year. The decrease was primarily attributable to the same matters noted above. Foreign currency translation had a favorable impact of $0.6 million.

Net loss was $9.8 million, or 36 cents per share, compared to $2.9 million, or 11 cents per share last year. The most significant item contributing to the decrease in earnings per share was a change in the Company’s tax provision.  In the first quarter of 2017, the annual effective tax rate was computed using a worldwide blended methodology, resulting in a tax benefit of $5.1 million against a pre-tax loss of $7.9 million. In the first quarter of 2018, discrete domestic and foreign annual effective rates were computed to arrive at a total projected rate for the year, resulting in a tax expense of $0.5 million on a pre-tax loss of $9.3 million. The difference in methodology only impacts the timing of the tax provision within the fiscal year.

Cash from operations was negative $26.9 million, in which it was negatively impacted by the timing of collections in the Middle East, higher unbilled accounts receivable in Defense Services, timing of the mobilization payment for New York and an increase in inventory at Transportation Systems for upcoming scheduled deliveries.

Reportable Segment Results

	Three Months Ended
	December 31,
	2017	2016
Sales:	(in millions)
Cubic Transportation Systems	$146.5	$131.9
Cubic Global Defense Systems	68.8	78.6
Cubic Mission Solutions	33.1	33.9
Cubic Global Defense Services	92.3	90.3
Total sales	$340.7	$334.7

Operating income (loss):
Cubic Transportation Systems	$9.9	$9.7
Cubic Global Defense Systems	1.4	3.3
Cubic Mission Solutions	(8.9)	(3.8)
Cubic Global Defense Services	2.9	(0.4)
Unallocated corporate expenses	(12.3)	(12.9)
Total operating income (loss)	$(7.0)	$(4.1)

Adjusted EBITDA:
Cubic Transportation Systems	$13.4	$12.0
Cubic Global Defense Systems	4.2	6.1
Cubic Mission Solutions	(1.7)	3.8
Cubic Global Defense Services	3.6	0.6
Unallocated corporate expenses	(2.5)	(2.4)
Total adjusted EBITDA	$17.0	$20.1

Cubic Transportation Systems (CTS):

CTS sales increased 11% to $146.5 million compared to $131.9 million last year. The increase in sales was primarily driven by system development on the New York New Fare Payment System contract, partially offset by slightly lower sales in Sydney and London.  Foreign currency translation had a favorable impact of $4.6 million.

CTS adjusted EBITDA increased 11% to $13.4 million compared to $12.0 million last year. Foreign currency translation had a favorable impact of $0.7 million.

Cubic Global Defense Systems (CGD Systems):

CGD Systems sales were $68.8 million compared to $78.6 million last year. The decrease was primarily due to lower sales of air combat training systems which were impacted by the timing of shipments.

CGD Systems adjusted EBITDA was $4.2 million compared to $6.1 million last year. The decrease was driven by increased research and development expense of $2.3 million related to innovative training technologies.

Cubic Mission Solutions (CMS):

CMS sales were $33.1 million compared to $33.9 million last year. Sales of expeditionary satellite communication products decreased compared to the prior year due to timing, partially offset by increased sales of wideband communications and tactical networking products.

CMS adjusted EBITDA was negative $1.7 million compared to positive $3.8 million last year.  The decrease reflects increased research and development expense related to next-generation protected communications solutions and a change in mix due to the timing of higher-margin product shipments.

Cubic Global Defense Services (CGD Services):

CGD Services sales increased 2% to $92.3 million compared to $90.3 million last year, primarily due to additional training rotations for the U.S. Army’s Joint Readiness Training Center.

CGD Services adjusted EBITDA increased to $3.6 million compared to $0.6 million last year, driven by improved performance and business realignment efficiencies.

Fiscal 2018 Full Year Guidance

constant currency basis with 2017

•                  Sales guidance: $1.51 billion to $1.56 billion

•                  Adjusted EBITDA: $110 million to $135 million

Conference Call and Webcast

Cubic management will host a conference call to discuss the company’s first quarter fiscal 2018 results today, Tuesday, February 6 at 4:30 p.m. EST/1:30 p.m. PST.

Live webcast: https://event.webcasts.com/starthere.jsp?ei=1177472&tp_key=a4e027b0c3

An archive of the webcast will be made available in the News and Events section of Cubic’s Investor Relations page at https://www.cubic.com/Investor-Relations/News-and-Events.

Please allow at least 15 minutes prior to the call in order to register, download and install any streaming media software needed to listen to the webcast.

Dial-In Information

Financial analysts and institutional investors are invited to dial:

•	877-407-9708
•	201-689-8259 (international)

To avoid a delay in start time, please dial in beginning 4:20 p.m. EST/1:20 p.m. PST.

About Cubic Corporation

Cubic is a market-leading, technology provider of integrated solutions that increase situational understanding for transportation, defense C4ISR and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based training solutions, special operations and intelligence for the U.S. and allied forces. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; our expectations regarding organic growth; and the use of our technologies on a transportation contract that was awarded early fiscal 2018. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; the effect of sequestration on our contracts; our assumptions concerning behavior by public transit authorities; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; our failure to properly implement our ERP system; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain which include internal labor costs and external costs of materials and services that do not qualify for capitalization, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, gains and losses on disposals of fixed assets, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as measures of discretionary cash available to the company or as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), which we consider to be the most directly comparable GAAP financial measure.

GAAP to Non-GAAP Reconciliation

Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA.

In Millions	Consolidated	CTS	CMS	CGD Systems	CGD Services
Three Months Ended Dec 31, 2017
Net income (loss) attributable to Cubic	$(9.8)
Provision for income taxes	0.5
Interest expense (income), net	2.2
Other non-operating (expense) income, net	0.1
Operating Income (loss)	$(7.0)	$9.9	$(8.9)	$1.4	$2.9
Depreciation and amortization	13.1	3.2	5.9	2.1	0.7
Other non-operating expense (income), net	(0.1)	(0.7)	-	0.4	-
EBITDA	$6.0	$12.4	$(3.0)	$3.9	$3.6

Acquisition related expenses, excluding amortization	1.4	-	1.3	0.1	-
ERP/Supply Chain Initiatives	8.0	-	-	-	-
Restructuring costs	1.5	0.3	-	0.6	-
Other non-operating (expense) income, net	0.1	0.7	-	(0.4)	-
Adjusted EBITDA	$17.0	$13.4	$(1.7)	$4.2	$3.6

In Millions	Consolidated	CTS	CMS	CGD Systems	CGD Services

Three Months Ended Dec 31, 2016
Net income (loss) attributable to Cubic	$(2.8)
Provision for income taxes	(5.1)
Interest expense (income), net	3.3
Other non-operating (expense) income, net	0.5
Operating Income (loss)	$(4.1)	$9.6	$(3.8)	$3.3	$(0.4)
Depreciation and amortization	13.4	2.4	6.8	2.0	1.0
Other non-operating expense (income), net	(0.5)	(0.4)	-	(1.2)	-
EBITDA	$8.8	$11.6	$3.0	$4.1	$0.6

Acquisition related expenses, excluding amortization	0.8	-	0.8	-	-
ERP/Supply Chain Initiatives	8.7	-	-	-	-
Restructuring costs	0.9	-	-	0.8	-
Loss of sale of fixed assets	0.4	-	-	-	-
Other non-operating (expense) income, net	0.5	0.4	-	1.2	-
Adjusted EBITDA	$20.1	$12.0	$3.8	$6.1	$0.6

Financial Statements

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

Three Months Ended
December 31,

	2017	2016
Net sales:
Products	$131,743	$144,760
Services	208,941	189,917
	340,684	334,677
Costs and expenses:
Products	91,573	104,612
Services	169,337	151,142
Selling, general and administrative expenses	65,347	63,758
Research and development	11,977	9,020
Amortization of purchased intangibles	7,959	9,355
Restructuring costs	1,495	891
	347,688	338,778

Operating loss	(7,004)	(4,101)

Other income (expenses):
Interest and dividend income	485	247
Interest expense	(2,674)	(3,540)
Other income (expense), net	(76)	(547)

Loss before income taxes	(9,269)	(7,941)

Income tax provision (benefit)	517	(5,073)

Net loss	$(9,786)	$(2,868)

Net loss per share:
Basic	$(0.36)	$(0.11)
Diluted	$(0.36)	$(0.11)

Weighted average shares used in per share calculations:
Basic	27,207	27,086
Diluted	27,207	27,086

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	September 30,
	2017	2017
ASSETS

Current assets:
Cash and cash equivalents	$48,995	$60,143
Restricted cash	11,770	8,434
Accounts receivable:
Trade and other receivables	12,182	12,378
Long-term contracts	390,916	416,808
Allowance for doubtful accounts	(429)	(436)
	402,669	428,750

Recoverable income taxes	2,156	5,360
Inventories	101,395	87,715
Other current assets	39,137	31,141
Total current assets	606,122	621,543

Long-term contract receivables	17,328	17,457
Long-term capitalized contract costs	54,491	56,471
Property, plant and equipment, net	114,714	113,686
Deferred income taxes	4,647	2,206
Goodwill	416,284	415,912
Purchased intangibles, net	90,713	98,495
Other assets	12,766	10,515
Total assets	$1,317,065	$1,336,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$88,000	$55,000
Trade accounts payable	104,707	95,837
Customer advances	54,446	57,477
Accrued compensation and other current liabilities	111,979	158,327
Income taxes payable	8,942	9,838
Total current liabilities	368,074	376,479

Long-term debt	199,769	199,761
Other long-term liabilities	70,099	70,414

Shareholders’ equity:
Common stock	36,789	37,850
Retained earnings	784,699	794,485
Accumulated other comprehensive loss	(106,287)	(106,626)
Treasury stock at cost	(36,078)	(36,078)
Total shareholders’ equity	679,123	689,631
Total liabilities and shareholders’ equity	$1,317,065	$1,336,285

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	December 31,
	2017	2016
Operating Activities:
Net loss	$(9,786)	$(2,868)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,109	13,444
Share-based compensation expense	1,581	2,314
Change in fair value of contingent consideration	298	(1,314)
Changes in operating assets and liabilities, net of effects from acquisitions:	(32,140)	(4,478)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(26,938)	7,098

Investing Activities:
Acquisition of businesses, net of cash acquired	(4,650)	(12,924)
Purchases of property, plant and equipment	(6,318)	(6,674)
Purchases of marketable securities	—	(6,246)
Proceeds from sales or maturities of marketable securities	—	6,246
Purchase of non-marketable debt and equity securities	(671)	—
Sale of other assets	—	1,233
NET CASH USED IN INVESTING ACTIVITIES	(11,639)	(18,365)

Financing Activities:
Proceeds from short-term borrowings	82,000	36,800
Principal payments on short-term borrowings	(49,000)	(35,000)
Principal payments on long-term debt	—	(107)
Purchase of common stock	(2,256)	(2,334)
Contingent consideration payments related to acquisitions of businesses	(656)	(1,988)
Net change in restricted cash	(3,243)	(4,226)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	26,845	(6,855)

Effect of exchange rates on cash	584	(12,666)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,148)	(30,788)

Cash and cash equivalents at the beginning of the period	60,143	197,127

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$48,995	$166,339

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire Vocality, net	$—	$1,093

CUBIC CORPORATION

BACKLOG

	December 31,	September 30,
	2017	2017
	(in millions)
Total backlog
Transportation Systems	$2,581.9	$2,043.9
Cubic Global Defense Systems	394.9	420.3
Cubic Mission Solutions	59.0	72.3
Cubic Global Defense Services	601.0	567.1
Total	$3,636.8	$3,103.6

Funded backlog
Transportation Systems	$2,581.9	$2,043.9
Cubic Global Defense Systems	394.9	420.3
Cubic Mission Solutions	59.0	72.3
Cubic Global Defense Services	116.4	119.6
Total	$3,152.2	$2,656.1

Backlog:

Total backlog increased by $533.2 million from September 30, 2017 to December 31, 2017 primarily due to the October 2017 award of the New York New Fare Payment System contract to CTS. This contract award added $554 million to backlog during the quarter. Changes in exchange rates between the prevailing currency in our foreign operations and the U.S. dollar as of the end of the quarter increased backlog by $5.1 million compared to September 30, 2017.